Exhibit 99.1
Aqua America, Inc.
Employees 401(k) Savings Plan and Trust
Financial Report
December 31, 2006

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Table of Contents
December 31, 2006 and 2005

Page

Financial Statements

Report of Independent Registered Public Accounting Firm	1

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4

Supplementary Schedule

Schedule of Assets (Held at End of Year)	12

Report of Independent Registered Public Accounting Firm
To the Administrators
Aqua America, Inc. Employees 401(k) Savings Plan and Trust
We have audited the accompanying statements of net assets available for benefits of the Aqua America, Inc. Employees 401(k) Savings Plan and Trust as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Aqua America, Inc. Employees 401(k) Savings Plan and Trust as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As further described in Note 2, the Plan adopted FSP AAG INV-1 and SOP 94-4-1 in 2006.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary schedule of assets (held at end of year) as of December 31, 2006 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplementary schedule is the responsibility of the Plan’s management. The supplementary schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Beard Miller Company LLP
Beard Miller Company LLP
Reading, Pennsylvania
June 19, 2007

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Statements of Net Assets Available for Benefits
December 31, 2006 and 2005

	2006	2005
Assets

Investments at fair value	$46,797,369	$49,846,986

Employer contributions receivable	13,006	1,321
Participants’ contributions receivable	55,752	25,449

Net assets reflecting all investments at fair value	46,866,127	49,873,756

Adjustment from fair value to contract value for fully benefit-responsive investment contract	61,408	71,604

Net Assets Available for Benefits	$46,927,535	$49,945,360

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2006 and 2005

	2006	2005
Investment Income

Interest and dividends	$1,389,355	$1,190,181
Net appreciation (depreciation) in fair value of investments	(4,174,109)	9,043,507

Total Investment Income (Loss)	(2,784,754)	10,233,688

Contributions

Employer	289,218	288,074
Participants	1,628,912	1,602,161

Total Contributions	1,918,130	1,890,235

Benefits Paid to Participants	(2,148,801)	(1,386,999)

Administrative Expenses	(2,400)	(2,360)

Net Increase (Decrease) in Net Assets Available for Benefits	(3,017,825)	10,734,564

Net Assets Available for Benefits — Beginning of Year	49,945,360	39,210,796

Net Assets Available for Benefits — End of Year	$46,927,535	$49,945,360

See notes to financial statements.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2006 and 2005
Note 1 — Description of Plan
The following description of the Aqua America, Inc. Employees 401 (k) Savings Plan and Trust (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.
General
The Plan is a defined contribution plan covering substantially all non-bargaining unit employees with hire dates prior to April 1, 2003 of Aqua Illinois Inc., Aqua Ohio, Inc., Aqua New Jersey, Inc., Aqua Maine, Inc., employees of certain divisions of Aqua Pennsylvania, Inc. and some employees of other subsidiaries of Aqua America, Inc. All participating employers are referred to herein as the “Company”. Employees became eligible to participate on January 1 of the year following the date on which his or her employment commenced. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Employees covered under collective bargaining agreements are permitted to participate in the Plan if the collective bargaining agreement provides for participation.
Contributions
Participants may elect to contribute from 1% to 25% of their pretax compensation pursuant to a salary deferral election, up to a maximum of $15,000 in 2006 and $14,000 in 2005, which are partially matched by the employer. Participants may also contribute from 1% to 10% of their after-tax compensation, which is not matched by the Company. Additionally, participants who are age 50 or who will attain age 50 prior to the end of the plan year may make an additional deferral contribution (“Catch-Up”), provided the participant made the maximum amount of deferral contributions permitted under the Plan. The maximum amount of allowable catch-up contribution for 2006 and 2005 is $5,000 and $4,000, respectively. Participants may also make transfers or suspend their contributions at any time, and may contribute amounts representing distributions from other qualified defined benefit or contribution plans (“Rollover”). In any Plan year, a participant’s aggregate contributions to the Plan (salary deferral amounts plus after-tax voluntary contributions) may not exceed 35% of such participant’s compensation for the applicable Plan year.
The Plan provides for the Company to contribute an amount equal to 40% of the pretax employee contribution up to $1,040 for each participant. The Company’s contributions consist of common stock in Aqua America, Inc.
Participants’ Accounts
Each participant’s account is credited with the participant’s contribution and allocations of the Company’s contribution and Plan earnings. Allocations are based on participant contributions or account balances, as defined by the Plan document.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2006 and 2005
Note 1 — Description of Plan (Continued)
Vesting
Each participant will always be 100% vested in all employee and Company contributions.
Common Stock Fund
Matching contributions may be made in cash or invested in Aqua America, Inc. common stock. Participants have an opportunity to elect that any dividends with respect to Aqua America, Inc. common stock held be paid in cash rather than being allocated to their account to be invested in additional shares of Aqua America, Inc. common stock.
Investment Options
Participants can direct, at the time they enroll in the Plan, that their salary deferral and voluntary contributions be invested entirely in one of the funds offered by the Plan or divided among the funds. The Plan currently offers fourteen registered investment companies and one common/collective trust fund. Subject to compliance with applicable state and federal securities laws, the Plan also permits participants to acquire an interest in Aqua America, Inc. common stock. Participants may change their investment instructions and reinvest their contributions in a different fund or funds at any time.
Payment of Benefits
Upon retirement, disability, or death, distributions will be paid as soon as administratively possible in a lump sum or as an annuity. Prior to March 28, 2005, upon termination of service other than by retirement, disability, or death, a participant received a lump sum payment if the total of their employer matching and profit sharing contribution accounts did not exceed $5,000. If the account balances exceeded $5,000, the assets were generally held in a trust until the participant’s normal or early retirement date. Effective March 28, 2005, the $5,000 threshold was decreased to $1,000.
Withdrawals will be made in cash or shares of Aqua America, Inc. stock, to the extent permitted by law. Under certain circumstances, a participant may withdraw all or a portion of the employee contributions while still employed.
Loans Due from Participants
Participants may borrow funds from their account balance equal to the lesser of $50,000 or 50% of their vested account balance for a period not to exceed five years unless the loan is used to purchase the participant’s principal residence. Repayment is made through payroll deductions. All new loans are issued at an interest rate of prime plus 1%.
Plan Amendment or Termination
Although the Company does not intend to terminate the Plan, it may do so at its discretion, subject to the provisions of ERISA. All interests of the participants would be distributed to them as determined in accordance with applicable provisions of the Internal Revenue Code.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2006 and 2005
Note 1 — Description of Plan (Continued)
New Accounting Pronouncements
In September 2006, the FASB issued Statement on Accounting Standards No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurement. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not believe the adoption of SFAS 157 will have a material impact on the financial statements.
Note 2 — Summary of Significant Accounting Policies
A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:
Basis of Accounting
The accompanying financial statements have been prepared using the accrual basis.
The Plan adopted Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the“FSP”) in 2006. As described in the FSP, investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes on Net Assets Available for Benefits is prepared on a contract value basis. The effect of adoption on the 2006 and 2005 financial statements was a reduction in the value of investments of $61,408 and $71,604, respectively.
Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan’s management to use estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from these estimates.
Administration
The Plan is administered by a committee (the “Committee”) consisting of three or more individuals selected by and who may be removed at any time by the Board of Directors of Aqua America, Inc. The Committee members may be employees of Aqua America, Inc. and may be participants in the Plan. The Committee members receive no compensation from the Plan for their services in such capacity. The Committee has extensive

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2006 and 2005
Note 2 — Summary of Significant Accounting Policies (Continued)
administrative powers in connection with the Plan, including authority to interpret the provisions of the Plan, to adopt rules for its administration and to make other decisions with respect to the Plan.
The plan trustee invests funds as directed by the participants. The principal duties of the trustees are to receive all contributions paid to the Plan and to make investments and pay benefits.
Substantially all of the administrative expenses of the Plan are paid by the Company.
Investment Valuation
The Plan’s investments are stated at fair value. Investments in registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year end. Common/collective trust funds are valued at unit value, which represents the fair value of the underlying assets. The fair value of the underlying assets which are deemed fully benefit-responsive investment contracts is calculated by discounting the related cash flows based on current yields of similar investments with comparable durations. Aqua America, Inc. stock is valued at its quoted market price. Loans to participants are valued at their outstanding balances, which approximates fair value.
Investments of the Plan are exposed to various risks, such as interest rate, market, and credit. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the statement of net assets available for benefits.
Dividend income is recorded on the ex-dividend date and interest income is recorded when earned. Realized gains and losses on the sale of the Aqua America, Inc. stock are based on average cost of the securities sold. Purchases and sales are recorded on a trade date basis.
Investment Fees
Net investment returns reflect certain fees paid by the investment advisors, transfer agents, and others as further described in each fund prospectus or other published documents. These fees are deducted prior to allocation of the Plan’s investment activity and thus are not separately identifiable as an expense.
Payments of Benefits
Benefits are recorded when paid.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2006 and 2005
Note 3 — Investments
The following table presents the fair value of investments:

Investments	2006		2005

Investments at fair value, by reference to quoted market prices:
Registered investment companies:
American Century Balanced Fund	$3,726,412	*	$3,341,577	*
American Century Select Fund	7,247,518	*	7,735,990	*
American Century Value Fund	2,409,407	*	2,013,481
Other registered investment companies	5,946,893		4,452,683

Total Registered Investment Companies	19,330,230		17,543,731

Stock:
Aqua America, Inc. Common Stock	23,135,720	*	27,234,479	*

Total Investments at Fair Value, by Reference to Quoted Market Prices	42,465,950		44,778,210

Investments at fair value:
Common/Collective Funds:
American Century Stable Asset Fund	3,267,739	*	3,931,616	*

Total Investments at Fair Value	3,267,739		3,931,616

Investments at estimated fair value:
Loans due from participants	1,063,680		1,137,160

Total Investments at Estimated Fair Value	1,063,680		1,137,160

Total Investments	$46,797,369		$49,846,986

*	Investment represented 5% or more of the Plan’s net assets available for benefits in the respective plan year.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2006 and 2005
Note 3 — Investments (Continued)
The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value during the years ended December 31, 2006 and 2005 as follows:

	2006	2005

Common stock	($4,168,655)	$9,058,200
Registered investment companies	(5,454)	(14,693)

Total	($4,174,109)	$9,043,507

Note 4 — Nonparticipant-Directed Investments
Information about the net assets available for benefits as of December 31, 2006 and 2005 and the significant components of the changes in net assets relating to the nonparticipant-directed investments for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005

Net assets:
Aqua America common stock	$17,225,432	$20,969,549
Employer contribution receivable	13,006	1,321

	$17,238,438	$20,970,870

Changes in net assets:
Contributions	$289,218	$288,074
Interest and dividends	336,410	305,425
Net appreciation (depreciation)	(3,532,764)	6,766,030
Benefits paid to participants	(825,296)	(515,468)

Total	($3,732,432)	$6,844,061

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2006 and 2005
Note 5 — Related Party and Party-in-Interest Transactions
Certain Plan investments are shares of registered investment companies managed by J.P. Morgan Retirement Plan Services and American Century Investments, a related party of J. P. Morgan. J.P. Morgan Retirement Plan Services is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Investment management fees paid to J.P. Morgan and American Century Investments for the years ended December 31, 2006 and 2005 were $75,132 and $86,680, respectively.
Employer matching contributions are invested in common stock of the Plan Sponsor. Participants may also elect to invest in Plan Sponsor common stock. These transactions qualify as related party and party-in-interest transactions. Total purchases at market value related to the stock for 2006 and 2005 were $1,942,422 and $1,111,973, respectively. Total sales at market value related to the stock for 2006 and 2005 were $1,872,526 and $1,488,324, respectively.
Note 6 — Tax Status
The Internal Revenue Service issued its latest determination letter dated October 8, 2003, which stated that the Plan and related trust, as amended, qualified under applicable provisions of the Internal Revenue Code (IRC) and, therefore, are exempt from federal income taxes. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan’s counsel believe that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.
Note 7 — Subsequent Event
Effective January 1, 2007, the Plan was amended to reflect applicable provisions of the recently enacted Pension Protection Act. Under this amendment participants will be permitted to diversify the existing funds in their employer matching account, invested in Aqua America, Inc. common stock, to any other fund offered under the Plan over a two year period.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2006 and 2005
Note 8 — Reconciliation to Form 5500
The following is a reconciliation of investments at fair value per the financial statements at December 31, 2006 and 2005 to Form 5500:

	2006	2005

Investments in common/collective fund at fair value per the financial statements	$3,267,739	$3,931,616

Adjustment from fair value to contract value for fully benefit-responsive investment contract	61,408	71,604

Investments in common/collective fund at contract value per Form 5500	$3,329,147	$4,003,220

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Schedule of Assets (Held at End of Year)
Form 5500 — Schedule H — Line 4i
EIN: 23-1702594
PN: 003
December 31, 2006

				Current
(a)	Identity of Issue (b)	Description of Investment (c)	Cost (d)	Value (e)

*	American Century Balanced Fund	Registered Investment Company	N/A	$3,726,412
*	American Century Diversified Bond Fund	Registered Investment Company	N/A	472,253
*	American Century Equity Index Fund	Registered Investment Company	N/A	1,561,441
*	American Century International Growth Fund	Registered Investment Company		782,615
*	American Century Retirement Portfolio	Registered Investment Company	N/A	5,495
*	American Century Retirement Portfolio — 2015	Registered Investment Company	N/A	101,557
*	American Century Retirement Portfolio — 2025	Registered Investment Company	N/A	78,442
*	American Century Retirement Portfolio — 2035	Registered Investment Company	N/A	12,986
*	American Century Retirement Portfolio — 2045	Registered Investment Company	N/A	79,119
*	American Century Select Fund	Registered Investment Company	N/A	7,247,518
*	American Century Strategic Allocation Moderate Fund	Registered Investment Company	N/A	320,898
*	American Century Value Fund	Registered Investment Company	N/A	2,409,407
*	American Century Vista Fund	Registered Investment Company	N/A	1,848,310
*	JP Morgan U.S. Small Company	Registered Investment Company	N/A	683,777
*	American Century Stable Asset Fund	Common/Collective Fund	N/A	3,267,739
*	Aqua America, Inc.	Common Stock	$9,395,074	23,135,720
	Participant loans	Participant Loans (interest rate 4.0% to 9.5%)	0	1,063,680

				$46,797,369

*	Represents a party-in-interest to the Plan.

N/A	Historical cost has not been presented as investment is participant directed.